Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2010, relating to the financial statement of GenMark Diagnostics, Inc. appearing in the Prospectus dated June 1, 2010, filed pursuant to Rule 424(b) of the Securities Act of 1933, which is part of GenMark Diagnostics, Inc.’s Registration Statement on Form S-1/A.

/s/ Deloitte & Touche LLP

San Diego, CA
August 17, 2010